AMERICAN TAX CREDIT PROPERTIES III L.P.

Supplement No. 3 dated December 20, 1990
to Prospectus dated February 7, 1990

This Supplement is part of, and should be read in conjunction with, the Prospectus of American Tax Credit Properties III L.P. (the "Partnership") dated February 7, 1990, as supplemented by Supplement No. 1 thereto dated June 6, 1990 and by Supplement No. 2 thereto dated November 21, 1990 (the "Prospectus"). Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise defined herein.

INVESTOR CLOSINGS

An initial closing on the sale of Units occurred on June 13, 1990 at which time the Partnership issued to subscribers Units in the aggregate amount of $19,730,000, representing 19,730 Units. A second closing on the sale of units is expected to occur on or about December 27, 1990. The Offering is continuing.

SPECIFIED INVESTMENTS

The Partnership has entered into Local Partnership Agreements with the Local General Partners of eight of the eleven FmHA Local Partnerships described in Supplement No. 2 to the Prospectus on substantially the same terms as described therein.

Pursuant to the terms of the amended and restated Agreements of Limited Partnership for each of the FmHA Local Partnerships in which the Partnership has acquired interests, the Partnership has made capital contributions to the following FmHA Local Partnerships: Lawrence Road Properties, Ltd.; Batesville Family, L.P.; Bruce Housing Associates, L.P.; Purvis Heights Properties, L.P.; Ivy Family, L.P.; Puerta del Mar Limited Partnership; April Gardens Apartments II Limited Partnership, and Brisas del Mar Apartments Limited Partnership.

The Partnership has also identified for investment Local Partnership Interests in NP-89 L.D.H.A. Limited Partnership, a Michigan limited partnership (the "Newport Local Partnership"), which is developing Newport Apartments in Clinton Township, Michigan, Sabal Palm Apartments, L.P., a Florida limited partnership (the "Sabal Palm Local Partnership"), which is developing Sabal Palm Apartments in Fort Myers, Florida, and Justin Associates Limited Partnership, a Pennsylvania limited partnership (the "Locust Tower Local Partnership"), which is developing Locust Tower Apartments in Philadelphia, Pennsylvania. In addition, the Partnership has identified for investment Local Partnership Interests in a total of four Local Partnerships in Florida and Pennsylvania which have or are anticipated to receive permanent mortgage loan financing from the Farmers Home Administration of the United States Department of Agriculture ("FmHA").

THE IDENTIFICATION OF THE ABOVE-DESCRIBED INVESTMENTS IS PRELIMINARY ONLY AND IS SUBJECT TO SATISFACTION OF SIGNIFICANT CONDITIONS PRECEDENT INCLUDING, BUT NOT LIMITED TO RECEIPT AND APPROVAL OF MORTGAGE LOAN FINANCING. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ALL OR ANY OF THE INVESTMENTS WILL BE MADE IN ACCORDANCE WITH THE TERMS DESCRIBED BELOW OR THAT ANY WILL BE MADE AT ALL.

NEWPORT APARTMENTS
CLINTON TOWNSHIP, MICHIGAN

As of the date of this Supplement, the Partnership has entered into a letter of intent with the Newport Local Partnership to acquire a 99% limited partnership interest in the Newport Local Partnership as described below. As of the date of this Supplement, no other agreements have been entered into by the Partnership

relating to the Newport Apartments (the "Newport Complex") and the Newport Local Partnership had not received final approval from the lender, which is necessary for the funding of its second mortgage loan. In the event the Newport Local Partnership does not close its acquisition of the Newport Complex and does not receive a second mortgage loan by December 31, 1990, the acquisition and rehabilitation by the Newport Local Partnership of the Newport Complex may not be feasible and the Partnership may determine not to acquire an interest in the Newport Local Partnership.

Description of the Property. The Newport Complex consists of 168 units which are contained in seven three-story buildings. The buildings are of wood frame construction with asphalt shingled roofs and wood siding. The buildings were originally constructed in 1975.

The following is a breakdown of the apartment units contained in the Newport Complex and the anticipated rental rates for leases commencing during 1991:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
1 BR/1 BA	42	675	$383-388
2 BR/1 BA	126	850	$462-466

Rehabilitation of the Newport Complex is expected to begin in January 1991 and is anticipated to be completed by September 1991. Section 8 rental subsidies are presently being provided to the Newport Local Partnership pursuant to two Section 8 Housing Assistance Payment Contracts (each a "HAP Contract"). Under one HAP Contract the Newport Local Partnership receives subsidies for 100 units. Such contract expires on June 30, 1998. The second contract subsidizing 68 units expires on September 30, 1992. The Section 8 rental subsidies will allow qualified low-income tenants to pay 30 percent of their income as rent, and the balance of the rent for such units will be paid by the federal government. Although the Local General Partner expects to seek an extension of each HAP contract, there can be no assurance that such extension will be granted by HUD. See "Investment Objectives and Policies -- Section 8 Housing Assistance" in the Prospectus. All leases will be for a term of one year.

Local General Partner. It is anticipated that the Local General Partner of the Newport Local Partnership will be American Community Developers, Inc., a Michigan corporation. The principal stockholder of American Community Developers, Inc. is Gerald A. Krueger. Mr. Krueger has been involved in the investment, development and management of real estate over the past 11 years. His experience includes the investment and development of over 2900 multi-family units.

Management Agent. It is expected that Independent Management Services ("IMS") will be the management agent for the Newport Complex. Frank D. Carswell, President of IMS, has been involved in the management of multi-family housing since 1979. Over the past 11 years he has had the management responsibility for approximately 5860 apartment units of which approximately 3600 units were low-income units.

Community Profile. The Newport Complex is located south of Henry Joy Boulevard in Clinton Township, Michigan. Clinton Township is located in the southeastern portion of Macomb County, Michigan. Clinton Township is served by the Detroit City and Metro Airports, and by several major highways. The Newport Complex is located within close proximity to major shopping centers and entertainment and recreational facilities.

Partnership Investment. The Newport Local Partnership has entered into an agreement with the unaffiliated current owner to purchase the Newport Complex for approximately $3,858,000. Aggregate rehabilitation costs, including the purchase price of the Newport Complex, are expected to be approximately $6,853,000. Rehabilitation costs are based upon estimates provided by the Local General Partner, which cost

estimates are contained in a budget submitted to and reviewed by the Michigan State Housing Development Authority for the purpose of allocating Low-Income Credits to the Newport Local Partnership. The amount of the Property Development Fee payable by the Newport Local Partnership to the Local General Partner or its Affiliates will be dependent upon the actual costs of the rehabilitation of the Property, and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the Partnership's capital contribution to the Newport Local Partnership may be paid as the Property Development Fee. Such amount is included in the projected rehabilitation costs of the Newport Complex.

The Partnership expects that upon the withdrawal of the current limited partner from the Newport Local Partnership, the Partnership will acquire a 99% limited partnership interest in the Newport Local Partnership by making a capital contribution to the Newport Local Partnership of approximately $2,333,000 payable generally as follows: (a) payment of approximately $1,029,000 when the Partnership is admitted to the Newport Local Partnership, (b) payment of approximately $275,000 in 1991, (c) payment of approximately $343,000 upon completion of rehabilitation, and (d) payment of approximately $686,000 upon the achievement of breakeven operations. The letter of intent provides that in the event that the Partnership has raised less than $22,000,000 pursuant to the Offering by January 31, 1991, the Local General Partner may elect to repurchase the Partnership's limited partnership interest in the Newport Local Partnership.

It is expected that the Local Partnership Agreement will provide for (i) adjustment of the Partnership's capital contribution and allocable Gross Proceeds attributable to its investment in the Newport Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.45 times the Partnership's allocable Gross Proceeds attributable to its investment in the Newport Local Partnership, and (ii) reimbursement of the Partnership by the Local General Partner for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture of Low-Income Credits caused by the occurrence of certain other events. It is also expected that the Local General Partner will agree to purchase the Partnership's aggregate interest in the Newport Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the Partnership's investment in the Newport Local Partnership, at the Partnership's option, if completion of construction of the Newport Complex or certain other events do not occur in a timely manner.

It is expected that an aggregate Rehabilitation/Acquisition Services Fee and an aggregate non-accountable Rehabilitation/Acquisition Services Expense Allowance in accordance with the guidelines as set forth in the Prospectus will be paid by the Newport Local Partnership to the General Partner in 1991.

Financing. It is anticipated that upon the acquisition of the Newport Complex by the Newport Local Partnership, the Newport Local Partnership will assume the existing HUD Section 236 first mortgage loan from the seller of the Newport Complex. Such loan is expected to have an outstanding balance in the amount of $2,992,300 and bear interest at an effective rate of 1% per annum for a remaining term of approximately 28 years. In addition to the first mortgage loan, the Newport Local Partnership has applied for a HUD insured second mortgage loan from TRI Capital Corporation in the approximate amount of $1,802,240 for an expected term of approximately 28 years. Such second mortgage loan is expected to bear interest at approximately 10.25% per annum. The loan may be subject to a prohibition against prepayment for a certain time period and/or a prepayment penalty. It is further expected that the Partnership will deliver a promissory note in the amount of $325,000 to the withdrawing limited partner upon the admission of the Partnership to the Newport Local Partnership. Such note is anticipated to bear interest at a rate of 10% per annum for a term of approximately 3 to 4 years; payments on such note will be made annually solely from any cash flow distributed to the Partnership in excess of $10,000.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partners. Operating Cash Flow, to the extent available, is expected to be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating

Loans, (ii) $110,000 to the Partnership (from which the Partnership will make payment of debt service on the Partnership's promissory note to the withdrawing limited partner described above), and (iii) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of available Operating Cash Flow in such year. There may be a limitation imposed by HUD on distributions of cash, if any, to the partners of the Newport Local Partnership. Sale or Refinancing Proceeds remaining after (i) payment of all debts of the Newport Local Partnership (including Operating Loans); (ii) establishment of reserves and (iii) payment of a disposition fee to the Local General Partner, are expected to be distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Newport Local Partnership (plus an amount enabling it to make a payment of any amount outstanding on its promissory note to the withdrawing limited partner), and thereafter, 50% to the Partnership and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to the Partnership's investment in the Newport Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Newport Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

Operating Loans. It is anticipated that the Local General Partner will provide Operating Loans, up to a cumulative maximum of $449,000 to the Newport Local Partnership to fund operating deficits occurring during the period commencing with completion of rehabilitation of the Newport Complex and ending upon the later of (i) the fifth anniversary of completion of rehabilitation of the Newport Complex or (ii) achievement of breakeven operations. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Newport Local Partnership, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to pay Operating Loans at such time, if the Newport Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the Newport Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors -- Investment Risks -- Reliance on Local General Partners" in the Prospectus.

Low-Income Credits. The Local General Partner has received a reservation from the Michigan State Housing Development Authority in the amount of $3,974,030 of Low-Income Credits over a 10-year period, approximately $397,403 per year, and has applied to the Michigan State Housing Development Authority for an additional allocation of approximately $272,970 of Low-Income Credits over a ten-year period, approximately $27,297 per year, to bring the total allocation of low-income credits for the Newport Complex to $4,247,000, or $424,700 per year. Such reservation and allocation were based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Property. The actual Low-Income Credit generated by the Newport Complex will depend upon the actual development cost and eligible basis as determined after completion of rehabilitation. The actual Low-Income Credit generated by the Newport Complex will depend on the final determination by the accountants of the actual development cost and the eligible basis of the Newport Local Partnership.

Insurance. The Local General Partner, on behalf of the Newport Local Partnership, will obtain and maintain insurance for the Newport Complex in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

SABAL PALM APARTMENTS
FORT MYERS, FLORIDA

As of the date of this Supplement, the Partnership has entered into a letter of intent with the Sabal Palm Local Partnership to acquire a 99% limited partnership interest in the Sabal Palm Local Partnership as described below. As of the date of this Supplement, no other agreements have been entered into by the Partnership relating to the Sabal Palms Apartments (the "Sabal Palm Complex") and the Sabal Palm Local

Partnership has not received final approval from the lender which is necessary for its first mortgage loan. In the event the Sabal Palm Local Partnership does not close its acquisition of the Sabal Palm Complex and does not receive its first mortgage loan by December 31, 1990, the acquisition and rehabilitation by the Sabal Palm Local Partnership of the Sabal Palm Complex may not be feasible and the Partnership may determine not to acquire an interest in the Sabal Palm Local Partnership.

Description of the Property. The Sabal Palm Complex consists of 200 units which were originally constructed in two phases comprising a total of 11 buildings. As part of the rehabilitation and financing of the Sabal Palm Complex, the two phases will be merged into one complex. The buildings in both phases are of concrete construction with asphalt shingled roofs and stucco siding. The buildings were originally constructed in 1968-1969.

The following is a breakdown of the apartment units contained in the Sabal Palm Complex and the anticipated rental rates for leases commencing during 1991:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
2 BR/1 BA	100	650	$492
3 BR/1 BA	60	763	$620
4 BR/1 BA	40	907	$693

Rehabilitation of the Sabal Palm Complex is expected to begin in January, 1991 and is anticipated to be completed in phases between August and December 1991. It is anticipated that all of the units will receive Section 8 rental subsidies. The Section 8 rental subsidies will allow qualified low-income tenants to pay 30 percent of their income as rent, and the balance of the rent for such units will be paid by the federal government. See "Investment Objectives and Policies -- Section 8 Housing Assistance" in the Prospectus. All leases will be for a term of one year.

Local General Partners. It is anticipated that the Local General Partners of the Sabal Palm Local Partnership will be Fairfield Development Company, whose principal partners are Stanton Dossett II and Frank H. Taylor, both of whom are Louisiana residents and Jeffrey C. Simmons, a Florida resident.

Stanton Dossett II, age 58, received his BS Degree in Geology from the University of Oklahoma in 1955. Mr. Dossett has been active in real estate development, syndication and property management in both the public and private sectors. In 1972, he and Frank H. Taylor formed Fairfield Development Company. Since then Messrs. Dossett and Taylor have acquired, developed or rehabilitated in excess of 2,700 apartment units of which 1,400 are Section 8 units.

Frank H. Taylor, age 55, graduated from Yale University in 1957 and received his LLB from Tulane University in 1960. He began his career in the construction industry in Shreveport, Louisiana in 1960, and began working as a builder/developer in 1967. Mr. Taylor has participated in the construction of over 1400 single- and multi-family units, all of which were financed using HUD-insured financing.

Jeffrey C. Simmons received his Bachelor's Degree in Building Construction from the University of Florida in 1979. In the past 11 years, Mr. Simmons has been involved in all aspects of construction and development, completing in excess of $125 million worth of construction work. Included in this work are nine HUD-financed properties, having a combined value of $25 million.

Management Agent. Fairfield Property Management ("FPM"), a Louisiana partnership, which was formed in 1977 by Stanton Dossett II and Frank H. Taylor, will be the managing agent of the Sabal Palm Complex. FPM currently manages directly or in a supervisory capacity in excess of 2,700 apartment units in 24

projects located in Louisiana, of which 1,400 are low-income units. The low-income units are subsidized by the federal government under the Section 8 Housing Assistance Program. In addition, FPM manages a 16,000 square foot office building in Shreveport, Louisiana, in which Mr. Dossett and Mr. Taylor have an ownership interest, and employs approximately 150 employees with office and on-site management responsibilities.

Community Profile. The Sabal Palm Complex is located in Fort Myers, Lee County, Florida. Lee County is located approximately 145 miles south of Tampa and approximately 150 miles northeast of Miami, on the Gulf of Mexico. Fort Myers, a major city located within Lee County, is the seventh largest metropolitan area in Florida. Major employers within Lee County include The General Electric Co. and International Business Machines.

Partnership Investment. The Sabal Palm Local Partnership has entered into an agreement with the unaffiliated current owner to purchase the Sabal Palm Complex for approximately $2,348,000. Aggregate rehabilitation costs, including the purchase price of the Sabal Palm Complex, are expected to be approximately $9,595,000. Rehabilitation costs are based upon estimates provided by the Local General Partners, which cost estimates are contained in a budget submitted to and reviewed by the Florida Housing Finance Agency for the purpose of allocating Low-Income Credits. The amount of the Property Development Fee payable by the Sabal Palm Local Partnership to the Local General Partner or its Affiliates will be dependent upon the actual costs of the rehabilitation of the Property, and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the Partnership's capital contribution to the Sabal Palm Local Partnership may be paid as the Property Development Fee. Such amount is included in the projected rehabilitation cost of the Sabal Palm Complex.

The Partnership expects that upon the withdrawal of the current limited partner from the Sabal Palm Local Partnership, the Partnership will acquire a 99% limited partnership interest in the Sabal Palm Local Partnership by making a capital contribution to the Sabal Palm Local Partnership of approximately $3,477,000 payable generally as follows: (a) payment of approximately $1,023,000 when the Partnership is admitted to the Sabal Palm Local Partnership, (b) payment of approximately $410,000 in 1991, (c) payment of approximately $1,022,000 upon completion of rehabilitation, and (d) payment of approximately $1,022,000 upon the achievement of breakeven operations for a period of three consecutive months.

It is expected that the Local Partnership Agreement will provide for (i) adjustment of the Partnership's capital contribution and allocable Gross Proceeds attributable to its investment in the Sabal Palm Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.46 times the Partnership's allocable Gross Proceeds attributable to its investment in the Sabal Palm Local Partnership, and (ii) reimbursement of the Partnership by the Local General Partners for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. It is also expected that the Local General Partner will agree to purchase the Partnership's aggregate interest in the Sabal Palm Local Partnership, at the Partnership's option, if completion of construction of the Sabal Palm Complex or certain other events do not occur in a timely manner.

It is expected that an aggregate Rehabilitation/Acquisition Services Fee and an aggregate non-accountable Rehabilitation/Acquisition Services Expense Allowance in accordance with the guidelines set forth in the Prospectus will be paid by the Sabal Palm Local Partnership to the General Partner in 1991.

Financing. The Sabal Palm Local Partnership has applied for HUD insured first mortgage financing from Davis Penn Mortgage Corporation in the approximate amount of $6,527,000 for a term of 40 years, at a fixed interest rate of 10.5% per annum. The loan may be subject to a prohibition against prepayment for a certain time period and/or a prepayment penalty. It is expected that the Partnership will deliver a promissory note in the amount of $495,000 to the withdrawing limited partner upon the admission of the Partnership to the Sabal Palm Local Partnership. Such note is anticipated to bear interest at a rate of 10% per annum for a

term of 15 years; payments on such note shall be made annually solely from any cash flow distributed to the Partnership in an amount in excess of $15,000.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partner. Operating Cash Flow, to the extent available, is expected to be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans, (ii) $91,000 to the Partnership (from which the Partnership will make payments of debt service on the Partnership's promissory note to the withdrawing limited partner described above), and (iii) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of available Operating Cash Flow in such year. There may be a limitation imposed by HUD on distributions of cash, if any, to the partners of the Sabal Palm Local Partnership. Sale or Refinancing Proceeds remaining after (i) payment of all debts of the Sabal Palm Local Partnership (including Operating Loans), (ii) establishment of reserves and (iii) payment of a disposition fee to the Local General Partner, are expected to be distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Sabal Palm Local Partnership (plus an amount enabling it to make a payment of any amount outstanding on its promissory note to the withdrawing limited partner), and thereafter, 50% to the Partnership and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to its investment in the Sabal Palm Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Sabal Palm Local Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

Operating Loans. It is anticipated that the Local General Partner will provide Operating Loans, up to a cumulative maximum of $653,000, to the Sabal Palm Local Partnership to fund operating deficits during the period commencing with final endorsement of the second mortgage loan by HUD and ending on the later of (i) achievement of breakeven operations or (ii) the fifth anniversary of such final endorsement. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Sabal Palm Local Partnership, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to pay Operating Loans at such time, if the Sabal Palm Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the Sabal Palm Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors -- Investment Risks -- Reliance on Local General Partners" in the Prospectus.

Low-Income Credits. Based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Sabal Palm Complex, the Local General Partner has received a preliminary allocation of approximately $6,383,200 of Low-Income Credits over a ten-year period (approximately $638,320 per year). The actual Low-Income Credit generated by this property will depend on the final determination by the accountants of the actual development cost and the eligible basis of the Sabal Palm Local Partnership.

Insurance. The Local General Partner, on behalf of the Sabal Palm Local Partnership, will obtain and maintain insurance for the Sabal Palm Complex in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

LOCUST TOWER APARTMENTS
PHILADELPHIA, PENNSYLVANIA

As of the date of this Supplement, the Partnership has entered into a letter of intent to acquire a 99% limited partnership interest in the Locust Tower Local Partnership, which is expected to be the owner of the Locust Tower Apartments (the "Locust Tower Complex"). As of the date of this Supplement, no other

agreements have been entered into by the Partnership relating to the Locust Tower Complex and the Locust Tower Local Partnership has not received final approval from the lender which is necessary for its first mortgage loan. In the event the Locust Tower Local Partnership does not close its acquisition of the Locust Tower Complex and does not receive its first mortgage loan by December 31, 1990, the acquisition and rehabilitation by the Locust Tower Local Partnership of the Locust Tower Complex may not be feasible and the Partnership may determine not to acquire an interest in the Locust Tower Local Partnership.

Description of the Property. The Locust Tower Complex consists of one four-story brick building consisting of 40 units in the Walnut Hill neighborhood of Philadelphia, Pennsylvania. The building was originally constructed in the early 1920s. It is anticipated that the rehabilitation of the building will include new heating, plumbing and electrical systems, and that each apartment will have new carpeting, new bathrooms, kitchens and appliances.

The following is a breakdown of the apartment units contained in the Locust Tower Complex and the anticipated rental rates for leases commencing during 1991:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
1 BR/1 BA	9	600	$543
2 BR/1 BA	27	750	$626-732
3 BR/1 BA	4	850	$945

The rehabilitation of the Locust Tower Complex is expected to commence in January 1991 and to be substantially completed by December 1991. It is anticipated that the Locust Tower Complex will be designated as eligible to accept tenants holding Section 8 Certificates, permitting qualified low-income tenants to pay 30% of their income as rent, with the balance of the rent to be paid by the federal government. Although the Locust Tower Complex may be so designated, there can be no assurance that families holding Section 8 Certificates will choose to rent apartments in the Locust Tower Complex, either initially or upon subsequent vacancies, or that Section 8 funds will continue to be available for the entire 15-year Compliance Period. See "Investment Objectives and Policies--Section 8 Housing Assistance" in the Prospectus and "Section 8 Programs and Congressional Hearings Relating to HUD" in the Prospectus as supplemented. All leases will be for a term of one year.

Local General Partner. It is anticipated that the Local General Partner of the Locust Tower Local Partnership will be MBI Capital Corp., a Pennsylvania corporation.

The capital stock of MBI Capital Corp. is owned by Brad Ingerman. Mr. Ingerman has been involved in the syndication and development of real estate since 1981, and has acted as general partner for more than 30 real estate partnerships which have acquired market-rate and low-income apartment complexes, shopping centers, office buildings and hotels. MBI Capital Corp. is the local general partner of two local partnerships of which an Affiliate of the Partnership is the limited partner.

Management Agent. The Management Agent for the Locust Tower Complex is expected to be MBI Capital Corp., the Local General Partner. MBI Capital Corp. and its Affiliates have been involved in the management of low-income housing for over seven years, and has managed over 4,000 subsidized apartment units located in 20 different states.

Community Profile. The Locust Tower Complex is located in the Walnut Hill neighborhood of the University City section of West Philadelphia, Pennsylvania. It is specifically situated on the north side of Locust Street between 48th and 49th streets within the vicinity of the University of Pennsylvania and Drexel University

campuses. The Locust Tower Complex is within close proximity to hospitals, public transportation and major highways.

Partnership Investment. The Locust Tower Local Partnership is expected to purchase the property comprising the Locust Tower Complex in an arm's-length transaction for a total price of approximately $254,000. Based upon estimates provided by the Local General Partner, aggregate rehabilitation costs, including the purchase price of the Locust Tower Complex, are expected to be approximately $4,300,000. The amount of the Property Development Fee payable by the Locust Tower Local Partnership to the Local General Partner or its Affiliates will depend upon the actual costs of the rehabilitation of the Property, and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the Partnership's capital contribution to the Locust Tower Local Partnership may be paid as Property Development Fee. Such amount is included in the projected rehabilitation costs of the Locust Tower Complex.

The Partnership's investment in the Locust Tower Local Partnership is expected to occur in conjunction with, and will be a prerequisite to, the initial disbursement of construction loan financing. The Partnership expects to acquire a 99% limited partnership interest in the Locust Tower Local Partnership by making a capital contribution to the Locust Tower Local Partnership of approximately $1,820,000, payable as follows: (a) approximately $722,000 when the Partnership is admitted to the Locust Tower Local Partnership, (b) approximately $216,000 in 1991, (c) approximately $348,000 at completion of the rehabilitation, and (d) $534,000 when the Locust Tower Complex has achieved break-even operations. The letter of intent provides that in the event that the Partnership has raised less than $22,000,000 pursuant to the Offering by January 31, 1991, the Local General Partner may elect to repurchase the Partnership's limited partnership interest.

It is expected that the Locust Tower Local Partnership Agreement will be amended to provide for (i) adjustment of the Partnership's capital contributions and allocable Gross Proceeds attributable to its investment in the Locust Tower Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.55 times the Partnership's allocable Gross Proceeds attributable to its investment in the Locust Tower Local Partnership and (ii) reimbursement to the Partnership by the Local General Partner for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. In addition, it is expected that the Locust Tower Local Partnership Agreement will be amended to provide that the Local General Partner will agree to purchase the Partnership's interests in the Locust Tower Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the investment of the Partnership in the Locust Tower Local Partnership, at the option of the Partnership, if completion of construction of the Locust Tower Complex or certain other events do not occur in a timely manner.

It is expected that an aggregate Rehabilitation/Acquisition Services Fee and an aggregate non-accountable Rehabilitation/Acquisition Services Expense Allowance in accordance with the guidelines set forth in the Prospectus will be paid by the Locust Tower Local Partnership to the General Partner in 1991.

Financing. It is anticipated that the Pennsylvania Housing Finance Agency ("PHFA") will issue its taxable bonds, which are expected to be used to provide a construction and permanent loan for the acquisition and rehabilitation of the Locust Tower Complex, in the principal amount of $1,298,000. The PHFA loan will bear interest at 8% per annum during the construction period, and is expected to bear interest at approximately 9.75% per annum over the 25-year term of the permanent loan.

It is anticipated that additional financing for rehabilitation costs will be provided by a loan in the amount of $560,000 from the PHFA HOMES Program. Such loan is expected to bear interest over its 25-year term at 1% per annum and to permit deferral of debt service payments in any year in which revenues of the Locust Tower Complex are insufficient to pay debt service. Any amount so deferred must be paid in the next

year in which revenues are sufficient to pay debt service, and if not so repaid, from Sale or Refinancing Proceeds prior to any distribution to the partners of the Locust Tower Local Partnership.

The Locust Tower Local Partnership also expects to receive a third mortgage loan in the amount of $750,000 from the Philadelphia Housing Development Corporation. It is expected that such third mortgage will be funded by a Community Development Block Grant. Such loan is expected to bear interest at a rate of 1% per annum over a term of 25 years and is expected to permit deferral of debt service payments in any year in which revenues of the Locust Tower Complex are insufficient to pay debt service. Any amount so deferred must be paid in the next year in which revenues are sufficient to pay debt service, and if not so repaid, from Sale or Refinancing Proceeds prior to any distribution to the partners of the Local Partnership.

It is anticipated that the PHFA loan documents will limit distributions of cash to 15% of the Local Partnership's equity as calculated by PHFA. There can be no assurance that any funds will be available for distribution to the partners of the Locust Tower Local Partnership. Rehabilitation costs for the Locust Tower Complex will be funded by the Partnership's investment and the mortgage loans described above. The Local General Partner will be responsible for administering the rehabilitation of the Locust Tower Complex.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partner. Operating Cash Flow, to the extent available and permitted as described under "Financing" above, is expected to be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans and, (ii) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after payment of all debts of the Locust Tower Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Locust Tower Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to its investment in the Locust Tower Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Locust Tower Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating loans.

Operating Loans. It is expected that the Local General Partner will provide Operating Loans, up to a cumulative maximum of $266,000, to the Locust Tower Local Partnership to fund operating deficits occurring during the period commencing with completion of construction of the Locust Tower Complex and ending on the later of (1) achievement of break-even operations or (2) the fifth anniversary of completion of construction. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Locust Tower Local Partnership, or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to repay Operating Loans at such time, if the Locust Tower Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligation could cause a default under a mortgage or other agreement concerning the Locust Tower Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors -- Reliance on Local General Partners" in the Prospectus.

Low-Income Credits. The Locust Tower Local Partnership has received an allocation of approximately $3,559,000 of Low-Income Credits over a ten-year period (approximately $355,900 per year). Such allocation was determined based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Locust Tower Complex. The actual Low-Income Credit generated by this property will depend on the final determination by the accountants of the actual development cost and the eligible basis of the Locust Tower Local Partnership.

Insurance. The Local General Partner, on behalf of the Locust Tower Local Partnership, will obtain and maintain insurance for the Locust Tower Complex in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

FmHA APARTMENT COMPLEXES

The Partnership anticipates acquiring limited partnership interests in four FmHA Local Partnerships developing the four apartment complexes described below. All of the FmHA Apartment Complexes are expected to receive permanent mortgage financing from FmHA. FmHA rental assistance is anticipated to be provided with respect to some or all of the units in certain of the FmHA Apartment Complexes, as described in the Prospectus under "Investment Objectives and Policies--Farmers Home Administration Rural Rental Housing Program" and "--Farmers Home Administration Rental Assistance Program." It is anticipated that all of the units in the FmHA Apartment Complexes will be eligible for Low-Income Credits. The FmHA Apartment Complexes described below are in various stages of development and lease-up. The General Partner believes that each of the FmHA Apartment Complexes has or will have adequate property insurance. However, there can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate. The tables included in this Supplement describe in greater detail information concerning the FmHA Apartment Complexes and the terms of investment of the Partnership in each Operating Partnership.

The Partnership will become the sole limited partner of each FmHA Local Partnership. The Partnership will make capital contributions to each Local Partnership which will generally be paid in four installments, subject to some or all of the following conditions: allocation or reservation by the applicable state agency of the amount of anticipated Low-Income Credits; completion of construction; issuance of certificates of occupancy; levels of occupancy of the FmHA Apartment Complex by eligible tenants; and the operation of the FmHA Apartment Complex at a specified net income level for a specified period of time.

Each FmHA Local Partnership Agreement will provide or will be amended to provide for (i) adjustment of the capital contributions of the Partnership to reflect the final determination of the amount of the eligible and qualified basis for calculating the Low-Income Credit and the actual amount of the Low-Income Credit, and (ii) reimbursement to the Partnership by the FmHA Local General Partner for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. Each FmHA Local Partnership Agreement will provide or will be amended to provide that the Local General Partner will purchase the interests of the Partnership in the FmHA Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the investment of the Partnership in the FmHA Local Partnership, at the option of the Partnership, if completion of construction of the FmHA Apartment Complex or certain other events do not occur in a timely manner. For purposes of this paragraph, "Gross Proceeds" means the aggregate of the gross offering proceeds of the Partnership attributable to their investments in the FmHA Local Partnerships.

It is expected that a Rehabilitation/Acquisition Services Fee and a non-accountable Rehabilitation/Acquisition Services Expense Allowance in the amounts as set forth in the Prospectus will be paid by each FmHA Local Partnership to the General Partner subsequent to the admission of the Partnership to each FmHA Local Partnership.

The following charts and narrative discussions describe in greater detail the terms of the investments by the Partnership in FmHA Local Partnerships which will own FmHA Apartment Complexes.

SUMMARY OF FmHA LOCAL PARTNERSHIPS

	Partnership Name/ Local General Partner (Principals)	Location of Property	Number of Units	Basic Monthly Rents	Anticipated (or Actual) Completion Date	Government Assistance Anticipated	Permanent Mortgage Loan	Interest Rate[1]	Annual Reserve Amount	Management Agent	Anticipated Annual Management Fee
1.	Moore Haven, Commons, Ltd./ Robert DeHarder, John F. Frazier and Francis B. McPhillips	Moore Haven, Florida	28	$270-300	February 1991	FmHA	$ 937,700	8.75%	$ 5,470	Southwind Management Services, Inc.	$8,736
2.	Somerset Manor, Ltd./ Robert DeHarder and Jacqueline McPhillips	Central City, Pennsylvania	24	$315	March 1991	FmHA	$ 906,420	9.25%	$10,332	Property Management, Inc.	$7,488
3.	La Belle Commons, Ltd./Robert DeHarder, John F. Frazier and Francis B. McPhillips	La Belle, Florida	32	$274	August 1991	FmHA	$1,033,186	9.75%	$10,332	Southwind Management Services, Inc.	$9,984
4.	Sugar Cane Villas, Ltd./ Robert DeHarder	Pahokee, Florida	87	$290-355	March 1991	FmHA	$3,796,000	9.75%	$38,134	Southwind Management Services, Inc.	$27,194

[1] Anticipated to be reduced to 1% per annum pursuant to the FmHA interest credit program. See "Investment Objectives and Policies -- Farmers Home Administration Rural Rental Housing Program" in the Prospectus.

TERMS OF INVESTMENTS IN FmHA OPERATING PARTNERSHIPS

	Partnership Name	Approximate Aggregate Capital Contribution	Partnership's Ownership Interest (%) Profits, Losses Credits/Operating Cash Flow/ Sale or Refinancing Proceeds	Operating Deficit Loan Maximum Term/ Maximum Amount	Partnership's Approximate Aggregate Average Annual Anticipated Federal Credit
1.	Moore Haven Commons, Ltd.	$213,403	99/50/50	4 years/ Maximum of $90,000	$ 44,813
2.	Somerset Manor, Ltd.	$213,135	99/50/50	4 years/ Maximum of $90,000	$ 44,757
3.	La Belle Commons, Ltd.	$253,580	99/50/50	4 years Maximum of $100,000	$ 53,250
4.	Sugar Cane Villas, Ltd.	$923,777	99/50/50	4 years/ Maximum of $380,000	$193,987

1. MOORE HAVEN COMMONS, LTD.
(Moore Haven Commons)

Moore Haven Commons is a 28-unit apartment complex being constructed on Cactus Avenue in Moore Haven, Florida. Moore Haven Commons will consist of 5 buildings containing a total of 8 one-bedroom and 20 two-bedroom apartment units. The buildings will be of wood frame construction with brick veneer and pitched, composition shingle roofs.

The development will offer central laundry facilities, an office and a central storage room. Individual units will contain a refrigerator, a range and an air conditioning unit.

Construction of Moore Haven Commons commenced in August 1990 and is anticipated to be completed by February 1991.

Based on the information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by April 1, 1991. It is anticipated that 20 units will receive FmHA rental assistance.

2. SOMERSET MANOR, LTD.
(Somerset Manor)

Somerset Manor is a 24-unit elderly apartment complex being constructed on Poplar Street in Central City, Pennsylvania. Somerset Manor will consist of one building containing a total of 24 one-bedroom units. The building will be of wood frame construction with brick veneer and pitched, composition shingle roofs.

The development will offer central laundry facilities, an office and a central storage room. Individual units will contain a refrigerator, a range and an air conditioning unit.

Construction of Somerset Manor commenced in September 1990 and is anticipated to be completed by March 1991.

Based on the information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by April 1, 1991. It is anticipated that all 24 units will receive FmHA rental assistance.

3. LA BELLE COMMONS, LTD.
(La Belle Commons)

La Belle Commons is a 32-unit apartment complex being constructed in La Belle, Florida for the elderly. La Belle Commons will consist of 5 buildings containing a total of 32 one-bedroom units. The buildings will be of wood frame and brick veneer construction with pitched, composition shingle roofs.

The development will offer central laundry facilities, an office, a central storage room and community room. Individual units will contain a refrigerator, a range and an air conditioning unit.

Construction of La Belle Commons is expected to commence in January 1991 and be completed by August 1991.

Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by November 1991. It is anticipated that all 32 units will receive FmHA rental assistance.

4. **SUGAR CANE VILLAS, LTD.**
(Sugar Cane Villas)

Sugar Cane Villas is an 87-unit apartment complex being constructed in Pahokee, Florida. Sugar Cane Villas will consist of 22 buildings containing a total of 24 one-bedroom units, 52 two-bedroom and 11 three-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs.

The development will offer laundry facilities, an office, a central storage room and playground equipment. Individual units will contain a refrigerator, a range and an air conditioning unit.

Rehabilitation of Sugar Cane Villas will commence in January 1991 and will be completed by March 1991.

Based on the information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by June 1991. It is anticipated that 61 units will receive FmHA rental assistance.

THE OFFERING AND SALE OF UNITS

Offering of Units

The Agency Agreement has been amended to reduce the Selling Commission, payable by the Partnership from the Capital Contributions of the Partners, from 2% to .1% of the Capital Contribution of any Person who subscribes for 5,000 or more Units. The proceeds to the Partnership net of Selling Commissions will not be affected by such discount. See "The Offering and Sale of Units -- Offering of Units" in the Prospectus.

PRIOR PERFORMANCE TABLES

Introduction

All of the information presented in the following tables ("Prior Performance Tables") relates to prior programs which were sponsored by WRC or its Affiliates. The information provided in such tables is of prior programs which, in most cases, had similar investment objectives to those of the Partnership. The earlier discussion contained in the section of the Prospectus captioned "Prior Performance Summary" described generally the experience of the Sponsor and its Affiliates in prior real estate syndications. The Prior Performance Tables present more specific information regarding recent programs. Although the performance records set forth in the Prior Performance Tables should not be considered indicative of results to be expected from the Partnership, the Prior Performance Tables provide potential investors with information which will enable them to evaluate the past performance of the Sponsor and its Affiliates as it relates to prior real estate programs.

The prior public programs included in the tables which have investment objectives that are considered similar to those of the Partnership include, at least in part, an investment objective which was to provide investors with substantial tax benefits in the form of tax credits or losses which could be used to shelter income from outside sources. Such programs were also designed to be illiquid investments and did not have as an investment objective liquidity by means of free transferability of limited partnership interests.

The public program included in the Prior Performance Tables which has investment objectives that are considered different from those of the Partnership included, at least in part, (i) achievement of long term capital appreciation through increases in the value of the partnership's equity investments; (ii) provide quarterly cash distributions to investors; and (iii) provide the potential for increases in cash distributions from income from partnerships and sale of properties.

The information with respect to the prior private programs has been aggregated because the principal investment objective of all the prior private programs differs from that of the Partnership. The private programs were formed principally to generate losses that investors could offset against their taxable income. In addition, the private programs are different from the Partnership because the private programs' subscription period generally covered five to seven years whereas the Partnership requires a paid-in full subscription upon admission and the public programs generally require the same. Moreover, the principal economic benefit of the private programs is usually derived during the subscription period (five to seven years) as compared to the ten-year tax credit (and fifteen year compliance period) of the Partnership. In addition, although the private programs are generally similar to the Partnership in that most of the prior private programs were structured to acquire properties designed to provide affordable housing, the acquisition structure of the properties expected to be acquired by the Partnership is different from the acquisition structure of such private programs.

The prior programs identified in the Tables are both Public Programs (the "Public Programs"), registered with the SEC and programs not registered with the SEC pursuant to an exemption from registration (the "Private Programs"). Potential investors can obtain, upon written request, a copy of any annual report filed with the SEC by a Public Program. Table VI, not included on the following pages, reports more detailed information regarding property acquisition by prior programs and is contained in Part II of the Partnership's Registration Statement. Copies of Table VI may also be obtained by written request directed to the General Partner.

It should not be assumed that investors in the Offering covered by the Prospectus will experience returns, if any, comparable to those experienced in any of the prior programs. Investors in the Partnership will not have any interest in any of the prior limited partnerships included in the Prior Performance Tables or in any of the properties owned by the prior limited partnerships.

The Prior Performance Tables and accompanying Notes are not covered by reports of independent certified public accountants.

NOTES TO TABLE I

Table I includes information concerning the experience of the sponsor and its affiliates in rasing and investing proceeds for limited partnerships having, in most cases, similar investment objectives to the Partnership. Information is included for five public offerings organized between January 1, 1987 and December 31, 1989. The Table sets forth, on a percentage basis, how the offering proceeds of these partnerships were applied, including the offering expenses and amounts available for investment.

Table I should be read in conjunction with the introduction and accompanying notes.

Note 1:

The dollar amount offered and raised includes the entire amount of investors' contributions paid or payable.

Note 2:

The leverage percentage equals the total amount of mortgage indebtedness on the acquisition date or completion date divided by total development costs.

Note 3:

Secured Income L.P. represents a partnership whose principal investment objective differs from that of the Partnership. Such principal investment objective included guaranteed and preferred cash distributions and long-term capital appreciation of the partnership's investments.

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(on a percentage basis)

As of December 31, 1989 (unaudited)

	Wilder Richman Historic Properties, L.P. 1987	Secured Income L.P. 1987 (Note 3)	Wilder Richman Historic Properties II, L.P. 1988	American Tax Credit Properties L.P. 1988	American Tax Credit Properties II L.P. 1989
Dollar Amount Offered (Note 1)	$6,295,900	$50,000,000	$19,280,000	$41,286,000	$55,746,000
Dollar Amount Sold	$6,295,900	$19,687,380	$19,280,000	$41,286,000	$55,746,000
Less: Subscription Discount	$0	$0	$0	$0	$0
Dollar Amount Raised (Note 1)	$6,295,000	$19,687,380	$19,280,000	$41,286,000	$55,746,000
Amount sold as a percentage of amount offered	100.00%	39.37%	100.00%	100.00%	100.00%
Less: Offering Expenses Retained by Affiliate or Sponsor:					
Underwriting Fees					
Advisory Fees		2.00%			
Lease-up Fees					
Investor Service Fees					
Selling commissions					
Organizational Expenses	7.50%	3.00%	3.50%	3.58%	4.00%
Syndication costs payable to unrelated parties	7.50%	10.00%	10.50%	8.00%	8.00%
Percent available for investment	85.00%	85.00%	86.00%	88.42%	88.00%
Investments in operating real estate partnerships	85.00%	85.00%	86.00%	88.42%	43.04%
Percentage Leveraged (Note 2)	67.00%	76.00%	62.70%	68.90%	51.01%
Date of offerings	July	Mar '87-Feb'88	June-July	May-November	May-September
Approximate offering period	21 days	360 days	30 days	180 days	120 days
Months to invest 90% of amount available for investment	Invested as raised	240 days	Invested as raised	Invested as raised	Invested as raised

(See Notes to Table I)

NOTES TO TABLE II

Table II sets forth the aggregate amount of all compensation earned by or paid to the sponsor or its affiliates for 1987 through 1989 (with certain exceptions for fiscal years ending after December 31, see Note 2 below). The column captioned "other programs" aggregates compensation received within the last three years ended December 31, 1989 from programs which closed prior to such three-year period.

Table II should be read in conjunction with the introduction and accompanying notes.

Note 1:

The programs set forth in Table II have various fiscal year ends for financial reporting purposes as reflected below. All information reflected considers each program's most recent fiscal year end as of the date of the Prospectus.

Program	Fiscal Year End
Private Programs	December 31
Wilder Richman Historic Properties, L.P.	December 31
Secured Income L.P.	December 31
Wilder Richman Historic Properties II, L.P.	February 28
American Tax Credit Properties L.P.	March 30
American Tax Credit Properties II L.P.	March 30

Note 2:

The dollar amount of cash generated from operations is generally calculated by aggregating the operating activity of the operating (or local) partnerships and adjusting for non-cash expenses and mortgage amortization. In the case of private programs, there is little, if any, cash generated from operations during the investor pay-in period.

Note 3:

None of the programs sold or refinanced any properties from their inception to December 31, 1989.

Note 4:

In the case of three Public Programs (Wilder Richman Historic Properties, L.P., Wilder Richman Historic Properties II, L.P. and Secured Income L.P.), guaranteed investment contracts were acquired to assure investors a minimum distribution in the early years of the programs (see Note 6 to Table III). In addition to the minimum distributions, the guaranteed investment contracts provide for the payment of investor services fees to the general partners of such programs.

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES
(amounts in dollars)

As of December 31, 1989 (unaudited)

	Wilder Richman Historic Properties, L.P. 1987 (Note 1)	Secured Income L.P. 1987 (Note 1)	Wilder Richman Historic Properties II, L.P. 1988 (Note 1)	American Tax Credit Properties L.P. 1988 (Note 1)	American Tax Credit Properties II L.P. 1989 (Note 1)	40 Other Private Programs 1980-1986
Date Offering Commenced	July	March	June	May	May	
Dollar Amount Raised	$6,295,900	$19,687,380	$19,280,000	$41,286,000	$55,746,000	$15,711,222
Amount paid to Sponsor or affiliate from proceeds of offering:						
Underwriting	$0	$0	$0	$0	$0	$0
Rehabilitation/Acquisition Service Fees - advisory	$314,795	$787,495	$964,000	$2,758,484	$107,526	$2,888,395
Other - Investor Service Fees	$0	$0	$0	$0	$0	$64,400
Dollar Amount of cash generated from operations before deducting payments to sponsor (Notes 1 and 2)	($166,393)	$1,610,176	($790,444)	$1,990,761	$1,762,224	$3,445,587
Amount paid to sponsor or affiliate from operations:						
Property management fees	$0	$143,375	$64,401	$75,474	$28,140	$1,183,676
Partnership management fees (Note 4)	$45,000	$118,783	$100,000	$357,225	$25,000	$161,772
Reimbursements	$0	$0	$0	$0	$0	$0
Leasing Commissions	$0	$0	$0	$0	$0	$0
Dollar amount of property sales and refinancing before deducting payments to sponsor or affiliates (Note 4)						
- cash	$0	$0	$0	$0	$0	$0
- notes	$0	$0	$0	$0	$0	$0
Amount paid to sponsor or affiliates from property sales and refinancing: (Note 3)						
Real estate commissions	$0	$0	$0	$0	$0	$0
Incentive Fees	$0	$0	$0	$0	$0	$0
Other	$0	$0	$0	$0	$0	$0

(See Notes to Table II)

NOTES TO TABLE III

Table III summarizes the operating results of prior partnerships which were closed between January 1, 1985 and December 31, 1989.

The operating results of all Private Programs are prepared on the accrual basis and on the same basis of accounting used for federal income tax purposes ("Tax Basis"). Net reportable income computed in accordance with generally accepted accounting principles ("GAAP") can differ substantially from income reported on the Tax Basis. Under the Tax Basis, regulations permit the acceleration of certain expenses, including depreciation and amortization of qualified rehabilitation expenditures. The effect of these differences is that losses under GAAP would have been less than the losses under the Tax Basis reflected in Table III.

The operating results of all Public Programs are reported in accordance with GAAP. However, not all Public Programs have reported fiscal year ends of December 31 (see Note 5 below).

Table III should be read in conjunction with the Introduction and accompanying Notes.

Note 1:

Taxable Income from operations is determined from the respective fiscal periods ending December 31 Income Tax information for all programs.

Note 2:

Cash generated from operations is based upon Net Income (Loss) as adjusted for non-cash expenses (*i.e.*---depreciation and amortization) and mortgage amortization. It is the General Partner's experience that such presentation is representative because the calculation for distributable cash from the underlying properties is based upon the operating results of the properties as adjusted for cash expenditures which are not reflected on the statement of operations, such as mortgage amortization.

In accordance with Accounting Pronouncement FAS 95 concerning the statement of cash flows, the Public Programs reported cash from operations as follows:

	1987	1988	1989
Wilder Richman Historic Properties, L.P.	$2,741,045	$(680,343)	$343,643
Secured Income L.P.	(801,986)	(47,730)	(754,850)
Wilder Richman Historic Properties II, L.P.		90,283	393,066
American Tax Credit Properties L.P.		716,115	890,464
American Tax Credit Properties II L.P.		-	1,992,253

Note 3:

For Private Programs, there is generally no cash flow from operations during the investor pay-in periods (five to seven years). Cash deficiencies are generally funded from syndication proceeds or from construction loan proceeds, both of which are not included in gross revenues.

In the case of Public Programs, cash deficiencies generally arise during the development and rent-up stages of the complexes and are funded from construction loan proceeds or development advances from the general partners, both of which are not included in gross revenues.

Note 4:

Federal Tax Credits include low-income housing tax credits and rehabilitation tax credits.

Note 5:

The Public Programs set forth in Table III have various fiscal year ends for financial reporting purposes as reflected below. All information reflected considers each program's most recent fiscal year ended as of the date of the Prospectus.

Program	Fiscal Year End
Wilder Richman Historic Properties, L.P.	December 31
Secured Income L.P.	December 31
Wilder Richman Historic Properties II, L.P.	February 28
American Tax Credit Properties L.P.	March 30
American Tax Credit Properties II L.P.	March 30

Note 6:

In the case of three Public Programs (see below), cash distributions to the investor limited partners for the initial four to seven years of the respective programs are assured through the purchase of guaranteed investment contracts which provide minimum distributions of five to seven percent cash on cash return. Such guaranteed investment contracts were purchased by the local partnerships from the capital contributions of the Public Programs.

Program	Assured Distribution Percentage	Assured Distribution Period
Wilder Richman Historic Properties, L.P.	5%	1987-1991
Secured Income L.P.	7%	1987-1993
Wilder Richman Historic Properties II, L.P.	5%	1988-1991

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

	Programs Closed in 1985 (number of programs: 2)				
	1985	1986	1987	1988	1989
Gross Revenues	$369,021	$1,681,524	$2,166,858	$2,099,560	$2,070,165
Less: Operating, general and administrative expenses:	($481,580)	($1,339,338)	($1,248,900)	($1,298,398)	($1,210,774)
Interest expense	($404,787)	($1,491,087)	($1,630,920)	($1,656,095)	($1,322,071)
Depreciation & amortization	($499,325)	($1,507,130)	($1,392,093)	($1,295,920)	($1,183,549)
Income (Loss) - Tax basis	($1,016,671)	($2,656,031)	($2,105,055)	($2,150,854)	($1,646,230)
Cash generated (deficiency)	($517,346)	($1,148,901)	($712,962)	($894,802)	($483,334)
Less: Cash distributions	$0	$0	$0	$0	$0
Cash generated (deficiency) after cash distributions	($517,346)	($1,148,901)	($712,962)	($894,802)	($483,334)
Tax, distribution and investment data per $1,000 investment					
Federal income tax results:					
Ordinary income (loss):					
From operations	($246)	($642)	($509)	($520)	($397)
From recapture					
Capital gain (loss)					
Cash distributions to investors:					
Source (on tax basis):					
Operations					
Return of Capital					
Source (on cash basis)					
Sales					
Refinancing					
Operations					
Other					
Percent of original investment in remaining properties		100.00%	100.00%	100.00%	100.00%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

	Private Programs Closed in 1986 (number of programs: 2)			
	1986	1987	1988	1989
Gross Revenues	$809,618	$1,470,308	$1,496,897	$1,504,007
Less: Operating, general and administrative expenses:	($860,500)	($985,565)	($794,550)	($840,618)
Interest expense	($540,974)	($941,134)	($919,487)	($910,541)
Depreciation & amortization	($736,356)	($1,158,483)	($1,143,680)	($1,129,710)
Income (Loss) - Tax basis	($1,328,212)	($1,614,874)	($1,360,820)	($1,376,862)
Cash generated (deficiency)	($591,856)	($456,391)	($208,043)	($263,056)
Less: Cash distributions	$0	$0	$0	$0
Cash generated (deficiency) after cash distributions	($591,856)	($456,391)	($208,043)	($263,056)
Tax, distribution and investment data per $1,000 investment				
Federal income tax results:				
Ordinary income (loss):				
From operations	($546)	($685)	($578)	($630)
From recapture				
Capital gain (loss)				
Cash distributions to investors:				
Source (on tax basis):				
Operations				
Return of Capital				
Source (on cash basis)				
Sales				
Refinancing				
Operations				
Other				
Percent of original investment in remaining properties	100.00%	100.00%	100.00%	100.00%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1987
WILDER RICHMAN HISTORIC PROPERTIES, L.P.

	1987 (Note 5)	1988 (Note 5)	1989 (Note 5)
Gross Revenues	$377,657	$1,801,798	$1,612,374
Less: Operating, general and administrative expenses	$268,713	$645,193	$664,212
Interest expense	$248,736	$1,018,002	$1,019,184
Depreciation & amortization	$120,733	$407,390	$394,417
Income (Loss) - GAAP basis	($260,525)	($268,787)	($465,439)
Taxable Income (Loss)	($329,099)	($589,077)	($685,004)
Federal Credit (Note 4)	$3,282,500	$0	$0
Cash generated (deficiency) from operations (Notes 2 and 3)	($139,792)	$70,546	($142,147)
Less: Cash distributions (Note 6)	$76,989	$310,590	$310,590
Cash generated (deficiency) after cash distributions	($216,781)	($240,044)	($452,737)
Tax, distribution and investment data per $1,000 investment			
Federal income tax results:			
Ordinary income (loss):			
From operations	($52)	($94)	($109)
From recapture			
Capital gain (loss)			
Federal Credit	516	0	0
Cash distributions to investors:	12	49	49
Percent of original investment in remaining properties	100.00%	100.00%	100.00%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1987
SECURED INCOME L.P.

	1987 (Note 5)	1988 (Note 5)	1989 (Note 5)
Gross Revenues	$374,325	$2,540,925	$4,848,445
Less: Operating, general and administrative expenses	$151,830	$629,938	$1,573,072
Interest expense	$164,018	$1,008,839	$2,599,246
Depreciation & amortization	$85,782	$626,282	$1,590,114
Income (Loss) - GAAP basis	($27,305)	$275,866	($913,987)
Taxable Income (Loss)	($121,178)	($54,027)	($2,282,964)
Federal Credit (Note 4)	$0	$0	$0
Cash generated (deficiency) from operations (Notes 2 and 3)	$58,477	$882,142	$407,399
Less: Cash distributions (Note 6)	$207,227	$1,519,313	$1,392,031
Cash generated (deficiency) after cash distributions	($148,750)	($637,171)	($984,632)
Tax, distribution and investment <u>data per $1,000 investment</u>			
Federal income tax results:			
Ordinary income (loss):			
From operations	($8)	($3)	($116)
From recapture			
Capital gain (loss)			
Federal Credit	0	0	0
Cash distributions to investors:	13	77	71
Percent of original investment in remaining properties	100.00%	100.00%	100.00%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1988
WILDER RICHMAN HISTORIC PROPERTIES II, L.P.

	1988 (Note 5)	1989 (Note 5)
Gross Revenues	$369,751	$2,014,693
Less: Operating, general and administrative expenses	$394,079	$1,239,467
Interest expense	$425,715	$1,280,028
Depreciation & amortization	$124,096	$647,624
Income (Loss) - GAAP basis	($574,139)	($1,152,426)
Taxable Income (Loss)	($662,785)	($1,159,322)
Federal Credit (Note 4)	$3,200,243	$5,198,049
Cash generated (deficiency) from operations (Notes 2 and 3)	($450,043)	($504,802)
Less: Cash distributions (Note 6)	$256,275	$976,723
Cash generated (deficiency) after cash distributions	($706,318)	($1,481,525)
Tax, distribution and investment data per $1,000 investment		
Federal income tax results:		
Ordinary income (loss):		
From operations	($34)	($60)
From recapture		
Capital gain (loss)		
Federal Credit	164	270
Cash distributions to investors:	13	51
Percent of original investment in remaining properties	100.00%	100.00%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1988
AMERICAN TAX CREDIT PROPERTIES L.P.

	1988 (Note 5)	1989 (Note 5)
Gross Revenues	$2,381,211	$10,969,197
Less: Operating, general and administrative expenses	$1,018,904	$5,303,250
Interest expense	$438,386	$5,031,806
Depreciation & amortization	$384,732	$2,866,038
Income (Loss) - GAAP basis	$539,189	($2,231,897)
Taxable Income (Loss)	$302,627	($1,587,679)
Federal Credit (Note 4)	$3,149,008	$4,417,400
Cash generated (deficiency) from operations (Notes 2 and 3)	$923,921	$634,141
Less: Cash distributions	$0	$0
Cash generated (deficiency) after cash distributions	$923,921	$634,141
Tax, distribution and investment data per $1,000 investment		
Federal income tax results:		
Ordinary income (loss):		
From operations	$7	($38)
From recapture		
Capital gain (loss)		
Federal Credit	76	107
Cash distributions to investors:	0	0
Percent of original investment in remaining properties	100.00%	100.00%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1989
AMERICAN TAX CREDIT PROPERTIES II L.P.

	1989 (Note 5)
Gross Revenues	$2,313,515
Less: Operating, general and administrative expenses	$528,800
Interest expense	$75,631
Depreciation & amortization	$45,302
Income (Loss) - GAAP basis	$1,663,782
Taxable Income (Loss)	$1,153,349
Federal Credit (Note 4)	$116,592
Cash generated (deficiency) from operations (Notes 2 and 3)	$1,709,084
Less: Cash distributions	$563,091
Cash generated (deficiency) after cash distributions	$1,145,993
Tax, distribution and investment data per $1,000 investment	
Federal income tax results:	
Ordinary income (loss):	
From operations	$21
From recapture	
Capital gain (loss)	
Federal Credit	2
Cash distributions to investors:	10
Percent of original investment in remaining properties	100.00%

(See Notes to Table III)